CHRISTIE'S

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AUCTION INVOICE

Account Address
Masterworks Gallery LLC as agent for Masterworks Cayman SPC o/b/o its Gallery Segregated Portf
225 Liberty Street
29th Floor
New York, NY 10281
United States

Invoice Number	[***]
Date	5/21/2024
Account Number	[***]
Paddle Number	1736

Sale Number [***] **Sale Title** Post-War and Contemporary Art Day Sale **Sale Date** 5/17/2024

Auctioneer **License No.**

Lot	Description	Transaction	Amount	Key	Sales Tax	Total Amount
324	GEORGE CONDO (B. 1957) *The Young Sailor* incised with the artist's signature and date 'Condo 2012' (upper left) oil on canvas Item: [***]	Hammer Premium	700,000.00 182,000.00			882,000.00

Sub Total
Hammer US$ 700,000.00
Premium US$ 182,000.00
Sales Tax (DE,)

Total Amount Due	US$ 882,000.00
Due Date	28 May 2024

Notes: Christie's charges a buyer's premium to the buyer on the hammer price of each lot sold at the following rates: 26% of the hammer price of each lot up to and including $1,000,000, 21% of the excess of the hammer price above $1,000,000 and up to including $6,000,000 and 15% of the excess of the hammer price above $6,000,000. For all lots, taxes are payable at the applicable rate on the total purchase price (i.e. the hammer price plus the applicable buyer's premium).

Christie's accepts payment by credit card up to $300,000 per sale, on which a fee of 2.5% will apply. The fee on $300,000 is $7,500.

If you have paid for the lot in full, but you do not collect the lot within 180 calendar days of payment, Christie's may charge you New York sales tax for the lot.

To arrange collection and to confirm the location of your property, please contact [***] at least 48 hours beforehand.

Christie's Inc 20 Rockefeller Plaza New York, NY 10020
Telephone [***]
christies.com

PAYMENT METHODS

Please note: Christie's will not accept payment under this invoice from any party other than the buyer of record.

Lots purchased at Christie's in New York may be paid for in the following ways:

Online	Christie's is pleased to offer clients the option of viewing invoices, paying and arranging shipping online through MyChristie's. To log in, or if you have yet to create an online account, please go to: [***]. While this service is available for most lots, payment and shipping must be arranged offline for some items. Please contact Post Sale Services directly to coordinate.
Wire Transfer	[***] ABA# [***] FBO: [***] Account # [***] For banks asking for a Swift Code please quote: [***].
Credit and Debit Card	All major credit and debit cards are accepted. Note: If paid by credit card, a surcharge of 2.5% on the total invoice amount will be applicable.
Cash	Up to $7,500 per annum (subject to conditions)
Bankers Draft	Must be made payable to Christie's (subject to conditions)
Cheque	Must be made payable to Christie's (must be drawn in USD on a US bank, clearance will take 5 to 10 business days)

To assist in processing your payment efficiently, please quote your **sale, invoice number** and **account number** ; these may be found on your invoice.

Payments may be made in person at Christie's or by calling Post Sale Services.

Email	[***]
Telephone	[***]
Fax	[***]
Mail	[***]

Please see our Conditions of Sale for further information on buying at Christie's which can be found at the back of our catalogues and on our website: www.christies.com

Payment in full must be received in cleared funds before the property is released.

Failure to collect your property within 30 days of the sale date from any Christie's location will result in handling and administration charges plus any applicable sales tax.